U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
AMENDMENT NO.2

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
EXCHANGE ACT OF 1934

NMI HEALTH, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	87-0561647
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

50 West Liberty Street, Suite 880, Reno, Nevada	89501
(Address of Principal Executive Offices)	(Zip Code)

Issuer’s telephone number: (800) 732-0732
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	n/a.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

ITEM 1.BUSINESS

Unless the context requires otherwise, all references to the “Company”, “we”, “us” and “our” refer to NMI Health, Inc.

Introductory Comment

We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

History

The Company was organized under the laws of the State of Nevada on November 1, 1991, under the name "Lead Creek Unlimited." Until February 9, 1996, the Company conducted no business. The Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment changing its name to "Emergency Filtration Products, Inc." on March 8, 1996 pursuant to a Plan of Reorganization. There was no change, however, in the majority ownership of the Company related to this Plan or Reorganization. On April 14, 2009, we changed our name to Nano Mask, Inc., then on May17, 2013 to NMI Health, Inc. The name changes were made to reflect changes in product focus as the Company has developed.

During 2011 through 2013 we attempted to market certain disinfecting products called Viramask and NanoZyme. We had minimal success with these products and decided to focus our business on the textile business so we discontinued those products. However, from the middle of 2013 to the beginning of 2016, our business was severely hampered due to lack of funds and outstanding legal disputes. During this period, our sales declined due primarily to lack of necessary funding to pay for manufacturing, and our debts increased such that the Company almost ceased operations. In spite of funding limitations, we continued to plan for future distribution and sales by having potential products tested, discussing possible manufacturing with U.S. mills instead of foreign mills to save on production costs, and talking with distributors about potential sales strategies. However, these efforts were not productive of results without necessary funding. As a result of the outstanding litigation, it took us several years to find an investor that shared our vision of the Company's potential. Once the investment was in place in early 2016, we were able to settle the lawsuits and started to move the Company forward. As a result of the relationships we had worked on over the past several years, we were able to negotiate manufacturing agreements with mills in the U.S. to manufacture our products at a large savings over the mills we had used in the international market. We were also able to negotiate reduced costs on the silver needed for the manufacturing of our products. We believe our efforts since 2013 will help us realize what we anticipate is the Company’s potential going forward, although we expect to need additional funding to fully implement our plans for growth.

Current Business of the Company

We are an international supplier of antimicrobial textile products for healthcare, hospitality, consumer and organized sports markets. The Company has evolved from a specialty filter products company that developed a state-of-the-art air filtration technology for removing infectious bacteria and viruses in air flow systems into a marketing company providing innovative infection prevention textile products. Such products now include a proprietary line of antimicrobial hospital fabrics and textiles designed to inhibit the growth of virus, fungi and bacteria which can cause healthcare associated infections (HAI’s). By using consumer behaviors to validate designs and applications, we infuse integrity into our array of products. Our textile products incorporate antimicrobial properties licensed from Noble Biomaterials, Inc. using their X-Static® Silver antimicrobial technology. This technology provides antimicrobial, anti-static, environmentally friendly, thermo-regulating and anti-odor properties that are highly desirable in the healthcare, hospitality and sports industries. We are now devoting most of our resources towards expanding and promoting these lines of antimicrobial textiles in the healthcare, hospitality and sports industries. Our textile products maintain a very high degree of antimicrobial efficacy after frequent washes according to testing conducted by third party laboratories, Antimicrobial efficacy for our products means the ability of the fabric to inhibit the growth of microorganisms. For instance, tests by BioSan Laboratories, Inc. in February 2014 of our hospital sheets after 100 washes showed 99.99% reduction after four hours contact time against methicillin resistant staphylococcus aureus in the ASTM E 2149-10 test. Similar testing by Bio-San in April 2013 of our hospital cubicle curtains showed 99.93% reduction after four hours contact time against methicillin resistant staphylococcus aureus in the ASTM E 2149-01 test.

Antimicrobial Fabrics and Textiles

Hospitals and other health care facilities have battled healthcare associated infections (HAI’s), for many years, and based on emerging reports, both domestically and internationally. According to the Centers for Disease Control and Prevention, an estimated two million Americans contract HAI’s and more than 75,000 patients die due to complications from infection, causing an estimated $45 billion in excess health care costs each year.

As of October 2008 the Centers for Medicare and Medicaid (CMS) have mandated that the treatment of certain conditions acquired after admission will not be reimbursed. As a result, healthcare facilities are incurring significant costs to treat patients with HAI’s. And, now, with insurers withdrawing compensation for HAI’s in the United States, never has it been more important to look at all areas of nosocomial infection control.

HAI’s are directly associated with high morbidity and mortality rates, representing a significant burden on healthcare resources. We believe that the need for hospitals to effectively address HAI’s is of critical importance. Many organizations concur that cleaner hospitals are safer hospitals. But while standard infection-control procedures of hand washing and disinfecting hard surfaces like countertops, floors, bed rails, instruments and equipment have helped reduce infection rates, their effectiveness in controlling bacterial contamination of soft surfaces has been extremely limited. Multiple studies have shown that soft surfaces in hospitals can harbor deadly bacteria, causing recontamination during frequent contact. However, proper and thorough bacterial management of soft surfaces are often ignored by infection prevention protocols. Moreover, laundering alone isn't effective at addressing this challenge, because fabrics begin to re-contaminate immediately after being put in use.

Effective HAI reduction requires incorporating soft surface management into an overall bacteria-reduction strategy. We believe that one of the most effective approaches towards managing soft surface contamination is through a synergistic approach. This approach relies on harnessing an antimicrobial technology platform that can not only be universally applied to soft surfaces in both form and function, but one that can simultaneously provide safe, reliable and continuous antimicrobial performance. NMI Health, Inc. has worked with and licensed technology from Noble Biomaterials, global leaders in antimicrobial yarn and fiber technology, in order to develop an innovative suite of antimicrobial fabrics designed to effectively meet the challenges of antimicrobial management of soft surfaces within the healthcare environment. This license enables us to incorporate Noble Biomaterials X-Static® silver fiber technology which is antimicrobial and antibacterial into all our fabric mixes, thereby providing extended antimicrobial protection for the life of each product that the Company fabricates. Consequently, we believe we have developed one of the most comprehensive antimicrobial soft surface product lines available in the health care market today, all made exclusively with X-Static® Silver yarn. Through our testing and comparison of manufactured samples, we believe we have assembled a suite of antimicrobial performance enhanced apparel and textiles that have a natural look and the feel of traditional healthcare fabrics and textiles.

With the rising incidence of HAI’s there has been an unparalleled surge in demand for infection prevention products over the last decade. With soft surfaces representing 90 percent of the patient healthcare environment: privacy curtains, lab coats, scrubs, gowns, bed linens, blankets and additional barrier products, we believe the opportunity exists for our suite of antimicrobial apparel and textiles to move successfully into the market as part of an antimicrobial, bacteria-reduction strategy, both domestically and globally provided we have sufficient funding to implement our potential growth plans.

Sterling Sports Products

In March 2016 the Company purchased all of the common shares in Sterling Sports, LLC. This company sells antimicrobial, anti-odor towel products that employ the X-Static® technology providing permanent anti-odor capabilities by inhibiting the growth of bacteria and fungi on towels that cause odors. By inhibiting growth of bacteria and fungi on the surface of the towels, these products keep apparel odor free, even after multiple wear cycles between washings. The Company has had these products powered by X-Static® Silver tested by Cambridge Towel Company, Inc.in February and March 2016 and the tests demonstrate that they last at least 25 washes with more than a 95% reduction in staphylococcus aureus and klebsiella pneumonaie. The towel products are marketed under the brand name of Sterling Sport™. This company is being maintained as a separate subsidiary under NMI Health, Inc. The technology is the same as for our other textile products but the license from Noble Biomaterials for the production of towels is to Sterling, as described below.

Sterling secured an agreement with Cambridge Towel to develop a product followed up with a manufacturing and marketing agreement which insured quick entry into the retail marketplace due to long term relationships established by Cambridge Towel. Under a subsequent amended agreement, Sterling will supply silver imbedded yarn to Cambridge Towel for the manufacturing of towels and Cambridge will supply the cotton to be interwoven with the silver imbedded yarn, manufacturing, finishing and shipping of all the products. based on Cambridge production cost. When Sterling orders production by Cambridge for sale by Sterling, we pay a royalty fee. To date Sterling has supplied Cambridge Towel with silver yarn financed with subscription proceeds and loans. Additional financing will likely be necessary until royalties and sales generate enough funds to meet supply obligations.
Licenses with Noble Biomaterials, Inc.

Our original license agreement with Noble Bio materials in 2012 was for products for the healthcare industry and included uniforms, bedding and cubicle curtains for the acute care and extended care market with exclusivity in the Middle East. The license gave us the right to manufacture and distribute worldwide.
This original license was amended in 2015 to include scrubs, lab coats, patient gowns and pajamas, mattress pads mattress covers, sheets, pillow cases, blankets, crib sheets, crib blankets, chef wear and accessories and cubicle curtains. We also have the right to market in the healthcare, retail, hospitality and e-commerce markets. This agreement is for a ten year term with automatic renewal for an additional five year terms.
The Sterling Sports license with Noble Biomaterials is for the manufacturing of towels for the sports, retail, hospitality and healthcare markets. This agreement includes exclusivity in North America and Sub Saharan African markets subject to minimum purchase requirements to maintain exclusivity. It also includes the right to manufacture and distribute worldwide. This license was signed in 2016 for a five year term with automatic renewal for an additional five years.

Competition

The antimicrobial products industry is highly competitive, diversified and congested, featuring many established companies, multiple technologies targeting similar objectives and numerous brands. And the market is also highly fragmented and dynamic with no clear dominant vendors marketing antimicrobial products aimed at our target markets. Also, historically vendors have not been offering performance-based textile solutions.

Our competitive advantage is the interwoven nature of our products such that the property features noted above are permanently maintained through the life of the product. Our manufacturers do not use spray on chemicals that can wash out of the fabrics. Most of our products are manufactured by weaving 99.9% pure silver yarn into the products. In the remaining products, such as towels and blankets, silver fibers are spun with cotton to make the yarn used to manufacture finished goods.
Because we have a complete suite of products related to the soft surface market including scrubs, lab coats, patient gowns, sheets, blankets, towels, bath mats, mattress pads and covers and cubicle curtains, we believe we have an opportunity to offer hospital systems a one stop shopping complete line of products to use as a tool in their fight against hospital acquired infections.
Nevertheless, the Company faces direct competition from vendors in its current and planned markets, many of whom are larger and possess considerably greater resources than NMI Health, Inc. Notable direct competitors include the following three companies:

- Encompass Group, LLC
- PurThread Technologies, Inc.
- Infinitude Clothing, LLC

We are currently a very small player in the overall market but hope the quality and finish of our products will allow us to establish ourselves in the marketplace.

Dependence on one or a few major customers

We sell to several major customers, the loss of which may be temporarily detrimental to our business.

Sources and availability of raw materials and the names of principal suppliers

Raw materials are provided by the Company to the mills using our specifications. Such raw materials are readily available from multiple potential sources. The supplier of X-Static® silver has also indicated that their supplies of silver and related production thereof are readily available for reasonable delivery times to the mills.

We use well established mills in both the U.S. and international marketplace. To insure that we always have the capacity necessary to produce our products on a timely basis, we have multiple mills capable of manufacturing the same products to our high standards. We have also positioned mills internationally to supply any international clients with limited tariff fees and shipping costs.
As far as the terms go with our mills, we supply the silver yarn that we purchase from Noble Biomaterials and will have the yarn woven into greige or unfinished fabric. Some of the mills take care of their own dyeing and finishing off the roll goods and in some cases we send the greige goods to another mill for dyeing and finishing. Once the product is ready we send it to the facility that does the cut and sew of the finished goods to our specifications. They also package the product and prepare it for shipping to where ever we may choose. We charge our clients a 50% deposit when they place an order and we receive the balance when the product is ready to ship, thereby enabling the Company to generally pay the mills prior to shipment of the goods.
Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts

We maintain two trademarks, SilverCare Plus™ and Sterling Sport™.

Need for any government approval of principal products or services

We are a textile marketing company. The licensed technology used in our textile products falls under EPA guidelines. Noble Biomaterials, the licensor, has secured EPA approval for the use of this technology in the consumer market place. Our products are consumer textiles, not medical devices and do not fall under jurisdiction of the FDA.

Research and Development

Our research and development expenditures are prototype development costs associated with the new products such as materials, supplies, consulting fees, filing fees, etc. and for the last two years were as follows:

- 2015 $ 0
- 2014 $ 0

The Company anticipates that research and development costs may approximate $40,000 to $75,000 in 2016.

Costs and effects of compliance with environmental laws

We are not aware of any cost or effect of compliance with environmental laws.

Employees

As of August 19, 2016, we are employing four full-time employees.

ITEM 1A. RISK FACTORS

Risks Related to the Business of the Company.

Because we have a limited operating history, our future potential cannot be evaluated based on our past performance.

We have maintained a limited level of operations since our organization began. Since the Company has experienced some product failures during its recent history of operations while transitioning to an infection prevention textile marketing company, there is no extensive operating history to demonstrate our ability to conduct business. Therefore, the investment risk in our company is greater than with an established company. Accordingly, one should not invest in our company if one cannot afford the loss of the entire investment.

We are dependent on proprietary know-how.

Our competitors may develop or market technologies that are more effective or more commercially attractive than ours. Our manufacturing know-how as to mixing, weaving and cross-linking may be able to be duplicated, even if it is difficult to do so. We do not know that, should we apply for intellectual property protection for our intellectual property, we would be able to obtain such protection.

We also rely on trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. In addition, we rely on non-disclosure and confidentiality agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow competitors to learn our trade secrets and use the information in competition against us.

Despite our efforts to protect our proprietary rights, we don’t know that such protections will preclude our competitors from developing and/or marketing similar products. While we are not aware of any third party intellectual property that would materially affect our business, our failure or inability to obtain patents and protect our proprietary information could result in our business being adversely affected.

Our products risk exposure to product liability claims.

If successful in developing, testing and commercializing our products, we will be exposed to potential product liability risks, which are inherent in the testing, manufacturing and marketing of such products. It is likely we will be contractually obligated, under any distribution agreements that we enter into to indemnify the individuals and/or entities that distribute our products against claims relating to the manufacture and sale of products distributed by such distribution partners. This indemnification liability, as well as direct liability to consumers for any defects in the products sold, could expose us to substantial risks and losses. We may not be able to maintain such insurance on acceptable terms or know such insurance will provide adequate coverage against potential liabilities.

A successful product liability claim or series of claims brought against us could result in judgments, fines, damages and liabilities that could have a material adverse effect on our business, financial condition and results of operations.
We may incur significant expense investigating and defending these claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on key personnel.

We believe that our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. We may not be able to find and attract additional qualified employees or retain any such personnel. Our inability to hire qualified personnel, the loss of services of our key personnel, or the loss of services of executive officers or key employees that that may be hired in the future may have a material and adverse effect on our business.

We do not know if we will become profitable in the near future.

Since the date of inception we have incurred substantial losses. To address these losses, we have re-directed all sales efforts to our antimicrobial products that are environmentally friendly and anti-microbial in nature to address specifically the hospital and clinic markets. To succeed as a company, we must continue to develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our product. These factors include:

- Whether there is a perceived need for and acceptance of our products in the marketplace
- Whether competitors produce superior products
- Whether the cost of our product continues to be competitive in the marketplace.

We believe that by focusing on low cost and profitable margins with high quality standards that we can generate a viable, growing company, but if we cannot generate adequate, profitable sales of our products, we will not be successful.

Because we have limited experience, we may be unable to ascertain or reliably assess risks relating to the industry and therefore, we may not be able to successfully market and distribute our products.

We have limited experience in the marketing of antimicrobial products and may not be aware of all the customs, practices and competitors in that industry. We do not know if we have properly ascertained or assessed any and all risks inherent in this industry. In addition, our success depends, in part, on our ability to continue marketing and distributing our products effectively. We have limited experience in the sale or marketing of medical products. We have limited marketing or distribution capabilities and we will need to retain consultants that have contacts in and understand the medical products marketplace. We may not be successful in entering into new marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a larger internal marketing staff and sales force.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a highly competitive environment. In addition, the competition in the market for hospital and clinical products may intensify in the future as greater efficiencies are demanded by and legislated for these hospitals and clinics. Further, there are numerous well-established companies and smaller entrepreneurial companies with significant resources who are developing and marketing products that will compete with our products. In short, many of our current and potential competitors have greater financial, operational and marketing resources. These resources may make it difficult for us to compete with them and therefore harm our business.

Since there may be competing products in the future, we may experience price declines.

Some of our competitors are larger and better financed with more resources to devote to development and technological innovation. If such competitors develop products that can be produced less expensively than our products, we could suffer the adverse effects of a price decline which may affect our profitability.

We may be liable for infringing the intellectual property rights of others.

Our products and technologies may be the subject of claims of intellectual property infringement in the future. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle, could divert resources and attention and could require us to obtain a license to use the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot defend such claims or obtain necessary licenses on reasonable terms, we may be precluded from offering most or all of our products or services and our business and results of operations will be adversely affected.

Because of our reliance on trade secrets, we may be at risk for potential claims or litigation related to our proprietary products.

The protection of proprietary information through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of proprietary information and data which may be deemed proprietary to others.

A recession in the U.S. and general downturn in the global economy may generate an adverse impact on our business, operating results or financial position.

The U.S. economy has experienced recessionary periods in the past and currently there is a general downturn in the global economy. A continuation or worsening of economic conditions, including credit and capital markets disruptions, could have an adverse impact on our business, operating results or financial position in a number of ways. We may experience difficulties in generating revenues and cash flows as a result of reduced orders, payment delays or other factors caused by the economic problems of our customers and prospective customers. We may experience supply chain delays, disruptions or other problems associated with financial constraints faced by our suppliers and customers. We may incur increased costs or experience difficulty with the ability to borrow in the future or otherwise with financing our operating, investing or financing activities. Any of these potential problems could hinder our efforts to increase our sales and might, if severe and extensive enough, jeopardize our ability to operate.

Risks relating to our common stock

There is no current established trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we intend to seek to have our stock quoted on the OTC Markets Group website, there can be no assurance that any trading market will develop, and purchasers of our shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Even if our stock is quoted, it may be traded infrequently and in low volumes, which may negatively affect the ability to sell shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Markets Group website, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow a company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We do not know if a broader or more active public trading market for our common shares will develop or be sustained.  Due to these conditions, a shareholder may not be able to sell shares at or near bid prices or at all.  Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market.  These factors may have an adverse impact on the trading and price of our securities, and could even result in the loss by investors of all or part of their investment.

Our stock price may be volatile, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

-	technological innovations or new products and services by us to our competitors;
-	additions or departures of key personnel;
-	sales of our common stock, particularly under any registration statement for the purposes of selling any other securities, including management shares;
-	our ability to execute our business plan;
-	operating results that fall below expectations;
-	loss of any strategic relationship;
-	industry developments;
-	economic and other external factors; and
-	fluctuations in our reporting of financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

We will be subject to the “penny stock” rules which will adversely affect the liquidity of our common stock.

The Company’s stock is defined as a “penny stock” under Rule 3a51-1 of the Exchange Act. In general, a “penny stock” includes securities of companies which are not listed on the principal stock exchanges or NASDAQ and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2,000,000 ($5,000,000 if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6,000,000 in the last three years. “Penny stocks” are subject to rule 15g-9, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are officers or directors of the issuer of the securities). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our stock, and therefore, may adversely affect the ability of our stockholders to sell stock in the public market.

In addition, the penny stock rules require that prior to a transaction the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.
Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. If additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price of our common stock.

In addition, if our shareholders sell substantial amounts of our common stock in the public market, upon the expiration of any statutory holding period under Rule 144, on the expiration of holding periods applicable to outstanding shares, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We have historically not paid dividends to our stockholders and management does not anticipate paying any cash dividends to our stockholders for the foreseeable future, therefore any return on investment may be limited to the value of our common stock.

The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investment in our common stock will only occur if our stock price appreciates.

Failure to attract and maintain market makers may affect value of our stock.

If we are unable to maintain National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. We do not know if we will be able to attract and maintain such market makers.

Issuance of common stock in exchange for services or to repay debt would dilute proportionate ownership and voting rights, and could have a negative impact on the market price of our stock.

Our board of directors may issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as the board of directors may deem relevant at that time.  It is possible that we will issue securities to pay for services and reduce debt in the future, potentially diluting our existing stockholders as a result.

If we are unable to raise additional capital as needed, our business may fail or our operating results and the stock price may be materially affected adversely.

To secure additional needed financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding common stock. Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. In addition, if we raise additional funds by issuing debt securities, the holders of these debt securities may have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

This Form 10 registration statement contains “forward looking statements” within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended.

The words “believe,” “expect,” “anticipate,” “intends,” “forecast,” “project,” and similar expressions identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to our estimates as to the adequacy of its capital resources, its need and ability to obtain additional financing, and its critical accounting policies. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof.

Results of Operations for the six months ended June 30, 2016 compared to June 30, 2015

Revenues: We generated total revenues of $18,627 during the six months ended June 30, 2016 compared with $51,545 in 2015. Anti-bacterial SilverCare Plus™ products comprised 100.0% of sales in both years. Sales were limited in 2016 and 2015 due to our limited funding.

Cost of Sales: Our cost of sales in fiscal 2016 was $11,984 to yield a gross profit margin of approximately 36%. Our cost of sales in 2015 was $53,075 to yield a nil gross profit margin. In 2015 we were selling products at cost in an effort to generate future sales by allowing potential customers to try out the products. Recent successful cost reductions in our purchasing raw material and in the production process are now bearing fruit through improved gross margins for 2016 compared to 2015. In 2016, we have negotiated manufacturing agreements with mills in the U.S. to manufacture our products at a large savings over the mills we had used in the international market due in particular to the elimination of shipping costs and tariffs on the import of finished goods. We were also able to negotiate reduced costs on the silver needed for the manufacturing of our products.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses for 2016 as compared to 2015 decreased by approximately $497,000 or 57%, primarily due to lower payroll ($554,000) offset, in part, by higher auditing ($16,000) and higher research and development expenses ($42,000).

Other Income:  For 2016, we reported interest expenses of $9,123 compared with $5,788 in 2015. These expenses were offset in 2016 and 2015 with gains on settlement of notes payable in amounts of $236,178 and $7,185, respectively.

Depreciation and Amortization: During 2016, $12,479 was recognized as depreciation and amortization expense, compared with $187 recorded in 2015, almost solely from amortizing the intrinsic value of a five year contract that we purchased from Sterling Sports LLC. In all years, depreciation and amortization expenses are included in Selling, General and Administrative expenses above and in the Statements of Operations included elsewhere in this Form 10.

Research and Development (R&D) Costs: $34,575 in R & D expenditures for the years occurred during the six months ended June 30, 2016 compared with no such expenditures in 2015. If resources are available during the remainder of 2016, then we plan to incur another $20,000 to $35,000 in additional R&D for other products. The significant components of our research and development costs ordinarily include prototype development and materials, governmental filings and laboratory testing.

Net Loss: We experienced a net loss of $170,766 for 2016 compared to a net loss of $766,282 in the prior year. The reduction in net losses arose primarily from reductions in salary expenses and from an unusual $236,178 gain on settlement of notes payable.

Results of Operations for the years ended December 31, 2015 compared to December 31, 2014

Revenues: We generated total revenues of $51,545 during 2015 compared with $28,652 in 2014. Anti-bacterial SilverCare Plus™ products comprised 100.0% of sales in both years. Sales were limited in 2015 and 2014 since the Company was lacking neccessary funding. Sales in the second hald of 2015 were zero due to these financial constraints.

Cost of Sales: Our cost of sales in fiscal 2015 was $53,075 to yield a gross profit margin of approximately -3%. Our cost of sales in 2014 was $16,014 to yield a gross profit margin of 44%. Our margin declined in 2015 because we were sellign products at a cost in an effort to generate future sales by allowing potential customers to try out the products.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses for 2015 as compared to 2014 increased by approximately $679,000 or 159%, primarily due to higher payroll ($617,000), auditing ($34,000), selling expenses ($15,000) and website development ($13,000).

Other Income:  For 2015, we reported interest expenses of $36,028 compared with $21,173 in 2014. We also generated a loss on disposition of non-performing assets of $4,230 in 2014. These expenses were offset in 2015 and 2014 with gains on expiry of notes payable in amounts of $7,185 and $7,183, respectively.

Depreciation and Amortization: During 2015, $187 was recognized as depreciation expense, compared with $186 recorded in 2014. In all years, depreciation and amortization expenses are included in Selling, General and Administrative expenses above and in the Statements of Operations included elsewhere in this Form 10.

Research and Development (R&D) Costs: No R & D expenditures for the years ended December 31, 2015 and 2014 were incurred. If resources are available in the future, the Company intends to bring additional products to market, assuming those products are still viable at the time the resources are available. The significant components of our research and development costs ordinarily include prototype development and materials, governmental filings and laboratory testing.

Net Loss: We experienced a net loss of $1,135,238 for fiscal 2015 compared to a net loss of $431,903 in the prior year. The increase in net loss during fiscal 2015 was primarily from increases in salary expenses during 2015.

Liquidity and Capital Resources

We have not been able to generate sufficient net cash inflows from operations to sustain our business efforts as well as to accommodate our growth plans. Cash used in our operating activities for the years ended December 31, 2015 and 2014 was funded primarily by the sale of common stock for cash, issuance of notes payable or advances from related parties. 225,000 shares were issued in 2014 for $45,000 cash received in private placement offerings. In 2015, 105,000 shares were issued for $21,000 cash received. Another 9,000,000 shares were issued for $400,000 cash received in early 2016.

Cash Flows from Operating Activities: Cash outflows from operating activities totaled $458,723 for the six months ended June 30, 2016, $67,589 in 2015 and a cash outflow of $66,671 in 2014, primarily due to increased use of common shares of stock to settle operating expenses and for inventory buildup.

Cash Flows from Investing Activities: No cash was used in investing activities during 2016, 2015 or 2014.

Cash Flows from Financing Activities: Cash flows from financing activities during the six months ended June 30, 2016, 2015 and 2014 totaled $464,076, $64,400 and $69,200, respectively. Cash proceeds from common share offerings, $400,000, and in long term financing, $310,830, contributed to the increase during the six months ended June 30, 2016. Advances from a related party amounted to $33,400 in 2015 compared to $24,200 in 2014.

Beginning in 2008, the United States experienced a severe and widespread recession accompanied by, among other things, instability in the financial markets and reduced credit availability which could have far reaching effects on economic activity in the country for an indeterminate period. The effects and probable duration of the severe and widespread recession that began in 2008 has impacted our ability to obtain financing. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

We need to raise additional capital during 2016 and 2017 to sustain operations, including sufficient funding to meet our filings and disclosure compliance obligations. These funds will be required to sustain our development and marketing efforts to sell our SilverCare Plus™ and Sterling Sport™ products. We will need adequate working capital to maintain our operations until the product sales generate enough revenues to sustain. We are also working on reducing operating expenses, to the extent possible, by reducing overhead costs, in order to conserve our available cash pending increased sales. We are particularly concentrating our efforts in reducing third-party manufacturing costs. Our management and board members continue to discuss other alternative financing options, but no definitive proposals or agreements have been reached.

We are dependent upon the success of our new business plan which, as explained above, includes a) generating sales of both the SilverCare Plus™ textile products and the Sterling Sport™ towels b) continuing efforts to increase our product sales internationally through developing our network of distributors, and c) obtaining additional equity or debt financing. We do not know if such additional capital will be available or available on terms acceptable to us.

Effect of Inflation, Deflation and Interest Rates

At this time, we do not expect that either inflation, deflation or interest rate variations will be among the economic factors likely to have a material effect on our future operations. However, as discussed elsewhere in this report, general economic factors may likely have a significant effect on the demand for our products and its ability to raise funds to conduct it operations.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 1 of the audited financial statements. As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual differences could differ from these estimates under different assumptions or conditions. The Company believes there have been no significant changes since our year ended December 31, 2015. We believe that the following addresses our most critical accounting policies.

We will recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

We will account for income taxes in accordance with FASC 740-20, “Accounting for Income Taxes.” Under FASC 740-20, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

Except as follows, we do not employ any critical accounting policies or estimates that are either selected from among available alternatives or require the exercise of significant management judgment to apply or that if changed are likely to materially affect future periods.

Impairment of long-lived assets   Management reviews the carrying value of our inventories, property and equipment and technology assets annually based on its current marketing activities, plans and expectations, and the perceived effects of competitive and other market factors (i.e., lower of cost or market adjustments), such as declines in replacement value and obsolescence and impairment, to determine whether any write-downs should be taken or whether the estimated useful lives should be shortened.

Share-based compensation The Board of Directors has authorized issuance of its common stock since 2009 to key officers and directors based on a trailing thirty-day average of its closing prices. Effective January 1, 2014 the Board of Directors authorized issuance of its common stock at the higher of $0.15 per share or of the trailing thirty-day average of its closing price. In 2015 following our delisting the Board of Directors authorized the issuance of common stock at $0.05 per share. The Board of Directors reserves the right to either pay in cash or in restricted common stock at its option.

Fair value measurements The carrying values of prepaid expenses, accounts payable, accrued expenses and short term notes payable generally approximate the respective fair values of these instruments due to their current nature. The Company values its warrants and non-cash common stock transactions under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements (ASC 820), which defines fair value and the criteria for its determination.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses Level 3 inputs to value warrants issued, and Level 1 inputs to value its common stock transactions.

Off balance sheet arrangements

We have no off-balance sheet arrangements.

Recent accounting pronouncements

In August 2014, the FASB issued ASU 2014-15 Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our financial statements.

In January 2015, the FASB issued ASU 2015-01, “Income Statement – Extraordinary and Unusual Items (Subtopic 225-20),” which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015.

The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We expect to adopt the provisions of this new guidance on January 1, 2015. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

While there have been FASB pronouncements made effective subsequent to the issuance of these financial statements, none would have required restatement of the financial statements herein nor have they had any significant effect on future financial statements of the Company.

ITEM 3. PROPERTIES

During 2014 and 2015 the Company compensated the Chief Executive Officer at the rate of $500 per month for its partial use of his warehouse. The warehouse is no longer being used in 2016.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

The following tables provide information, as of August 19, 2016, about the beneficial ownership of our common stock by those known to own more than 5% of our common stock as well as the beneficial ownership of our directors and executive officers. The percentage of beneficial ownership for the following table is based on 43,768,346 shares of our common stock issued and outstanding:

Title of Class	Name and Address	Number of Shares	% of Class

Common	Gianluca Brunetti 10 Amandel Ave., Dowerglen Ext 4 Edenvale South Africa 1609	10,000,000	22.85%

Securities Ownership of Officers and Directors

Title of Class	Name and Title	Number of Shares	% of Class

Common	Edward Suydam	7,612,479	17.39%
	President and Chief Executive Officer

Common	Michael J. Marx	4,892,389	11.18%
	Chief Financial Officer

Common	Marc Kahn	7,359,945	16.82%
	Director

	Total (3 persons)	19,864,813	45.39%

Securities Authorized for Issuance under Equity Compensation Plans

Between 2004 and 2012 the Company maintained a stock option and award plan under which options to acquire our common stock or bonus stock could be granted to employees, directors and officers, or other individuals who contributed to our success that were not employees. Currently, there are no outstanding shares under that plan. And the Company is reviewing different programs but has no current plans to implement such a Plan.

ITEM 5.DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The name, age, and position of the director/executive officer of the Company are set forth below. The director named below will serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for a term until the next annual stockholders’ meeting. Officers will hold their positions at the will of the board of directors.

Name	Age	Position	Periods Held From and To
Edward Suydam	58	Chief Executive Officer; Director	March, 2010 – Present
Michael J. Marx	71	Chief Financial Officer; Director	December, 2009 – August 19, 2013 and re-appointed on November 1, 2013 – Present
Marc Kahn	60	Director	June, 2009 – August 19, 2013 and re-appointed as a Director December 1, 2013: Chief Medical Officer until August 19, 2013.

The principal occupation and business experience for each of the current and past directors and executive officers follows below:

Edward J. Suydam, Chief Executive Officer

Edward J. Suydam was appointed as Chief Executive Officer (“CEO”) and president, effective March 1, 2010. Mr. Suydam previously had been serving as our Chief Operations Officer (“COO”) since June 2009. Mr. Suydam had been a managing member of Buildex, LLC in New York since November 2007. Prior to that time, from May 1992 to November 2007, he was president of S & S Builders Corporation of New York. Mr. Suydam’s professional career has been in construction and construction management.

Michael J. Marx, Chief Financial Officer

Michael J. Marx was appointed as our Chief Financial Officer (“CFO”) in December 2009. Mr. Marx served as the Chief Executive Officer of CPA Services Unlimited, P.C., a private accounting firm located in Peekskill, New York, a position he has held since 1985 until February 2014 when he sold the practice. Mr. Marx began his professional career at Peat, Marwick, Mitchell & Co., CPAs (now KPMG, LLC) from 1967 to 1972. From 1972 to 1974, he was Supervisor of the Audit Department for AMAX, Inc. (NYSE). From 1974 to 1975, he was Assistant Corporate Controller for Esterline Corp. (NYSE). He then joined EDO Corporation (NYSE), now a unit of ITT Corporation, as Director of Auditing (1976 to 1981) and Director of Financial Management (1981 to 1984). Mr. Marx received his B.S.B.A. from Lehigh University (1966) and his New York State CPA in 1972.

Marc Kahn, Director

Dr. Marc L. Kahn has been a radiologist with the Clarkson Medical Group in Michigan since May 2007. Prior to that time, from September 1994 to May 2007, he was a radiologist with Diagnostic Radiology Associates in Michigan. Mr. Kahn earned a BA from Albion College (1977) and an MD from Wayne State Medical School (1981). He did his residency in radiology at Sinai Hospital (1989) and a fellowship at Columbia Presbyterian (1995). Mr. Kahn resigned on August 19, 2013 as the Chief Medical Officer and as a Director. On December 1, 2013 he was re-appointed as a Director.

Our current directors, Edward Suydam and Michael Marx, serve in various capacities and, therefore, are not deemed to be independent. Director Marc Kahn served as an officer during the last three years and is not currently deemed independent.

There is no arrangement or understanding between the director/executive officer and any other person pursuant to which the director/officer was or is to be selected as a director/officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. There are no other promoters or control persons of the Company. There are no legal proceedings involving a director/officer of the Company.

Audit Committee

Our board of directors functions as audit committee for the Company.

The primary responsibility of the Audit Committee, once established, will be to oversee the financial reporting process on behalf of the board of directors and report the result of their activities to the board. Such responsibilities include, but are not limited to, the selection, and if necessary the replacement, of our independent registered public accounting firm, review and discuss with such independent registered public accounting firm: (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including our system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the annual report on Form 10-K.

Our policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

Other Committees of the Board of Directors

The Company presently does not have a compensation committee, nominating committee or any other committees.

Recommendation of Nominees

The Company does not have a standing nominating committee or committee performing similar functions. Because of the small size of the Company, the board of directors believes that it is appropriate for the Company not to have such a committee. All the directors participate in the consideration of director nominees.

The board of directors does not have a policy with regard to the consideration of any director candidates recommended by security holders. Because of the small size of the Company, and the limited number of stockholders, the board of directors believes that it is appropriate for the Company not to have such a policy.

When evaluating director nominees, The Company may consider the following factors:

* The appropriate size of the board
* Our needs with respect to the particular talents and experience of company directors.
* Knowledge, skills and experience of prospective nominees to include finance and administration.
* Experience with accounting rules and practices.
* The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.

ITEM 6. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table set forth below (the “Named Executive Officers”). The information below provides the description of compensation policies applicable to executive officers and other highly compensated individuals under employment and/or consulting arrangements.

Objectives of Our Compensation Program

We are in the early stages of completing an overall compensation program. At present, the board of directors is responsible for compensation determinations. As proposed, the primary objective of our compensation program, including our executive compensation program, is to maintain a compensation program that will fairly compensate our executives and employees, attract and retain qualified executives and employees who are able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. To that end, our compensation practices are intended to:

1.	Tie total compensation to our performance and individual performance in achieving financial and non-financial objectives;
2.	Align senior management’s interests with stockholders’ interests through long-term equity incentive compensation.

Role of the Compensation Committee

The Compensation Committee, once established, will determine the compensation of our Chief Executive Officer and, in consultation with the Chief Executive Officer, our other executive officers. In addition, the Compensation Committee will be responsible for adopting, reviewing and administering our compensation policies and programs. We expect our Compensation Committee to adhere to a compensation philosophy that (i) seeks to attract and retain qualified executives who will add to the long-term success of the Company, (ii) promotes the achievement of operational and strategic objectives, and (iii) compensates executives commensurate with each executive’s level of performance, level of responsibility and overall contribution to the success of the Company.

In determining the compensation of our Chief Executive Officer and our other executive officers, the Compensation Committee will consider the financial condition and operational performance of the Company during the prior year. In determining the compensation for executive officers other than the Chief Executive Officer, the Compensation Committee will consider the recommendations of the Chief Executive Officer and comparable market rates.

The Compensation Committee may review the compensation practices of other companies, based in part on market survey data and other statistical data relating to executive compensation obtained through industry publications and other sources.

Components of Executive Compensation for 2015 and 2014

Our executive employment agreements for 2015 and 2014 provided that employees would be compensated by salary, with potential bonuses that could include cash and equity components. Salaries were determined by negotiation between the Company and the particular executive based on each individual’s qualifications and relevant experience and the board’s best business judgment. While each of the agreements had a general description of the employee’s responsibilities associated with his/her title and/or position, the agreements did not include specific written performance objectives for the individual or the Company.

The elements of our planned compensation program may include base salary and long-term equity incentives. Our compensation program will be designed to provide our executives with incentives to achieve our short- and long-term performance goals and to pay competitive base salaries. Each Named Executive Officer’s current and prior compensation will be considered in setting future compensation.

Effective January 1, 2010, the Board of Directors authorized issuance of its common stock to key officers and directors based on a trailing thirty-day average of its closing prices. Effective January 1, 2014 the Board of Directors authorized issuance of its common stock at the higher of $0.15 per share or of the trailing thirty-day average of its closing price. In 2015 following our de-listing the Board of Directors authorized issuance of its common stock at $0.05 per share. The Board of Directors reserves the right to either pay in cash or in restricted common stock at its option.

Long Term Equity Incentives

The Company intends to adopt a plan for executive and employee equity compensation but there is no such plan in place at this filing date.

Perquisites and Other Benefits

The Company does not provide significant perquisites or personal benefits to executive officers, except within individual contracts as noted elsewhere.

The Company signed an employment agreement with Mr. Suydam effective January 1, 2015 for a three year term. The agreement calls for an annual salary of $180,000 and includes a signing bonus of 400,000 shares, with an additional 1,500,000 shares issued on completion of two years of service and a final 1,500,000 shares issued on completion of three years of service. The agreement also includes an allowance of $1,500 per month towards health insurance premiums, four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

The Company signed an employment agreement with Mr. Marx effective January 1, 2015 for a two year term. The agreement calls for an annual salary of $100,000 and includes a signing bonus of 225,000 shares, with an additional 750,000 shares issued on completion of one year of service, 850,000 shares issued on completion of two years of service and 850,000 shares issued on completion of three years of service. The agreement also includes four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

The above agreements were negotiated between each individual and the Company, including salary and bonus amounts. The only conditions on the bonus awards are execution of the respective agreements and completion of the employment terms. Additional discretionary bonuses may be awarded at the Company’s sole discretion.

Stock Ownership Requirements

The Board of Directors has historically encouraged its members and members of senior management to acquire and maintain stock in the Company to link the interests of such persons to the stockholders. However, neither the Board of Directors nor the Compensation Committee has established stock ownership guidelines for members of the Board of Directors or the executive officers of the Company.

The following Summary Compensation Table sets forth the aggregate compensation paid or accrued by the Company to the executive officers, (the “Named Executive Officers”) as of December 31, 2015 and 2014.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

Edward Suydam, Chief Executive Officer (1)	2015	$100,000	$216,425	$29,538	$345,963
	2014	$150,000	$-	$23,769	$173,769

Michael J. Marx, Chief Financial Officer (2)	2015	$50,000	$153,475	$3,846	$207,321
	2014	$80,000	$-	$3,077	$83,077

(1) Mr. Suydam has agreed to reduce his salary to $100,000 for 2015. The total 2015 Compensation was settled with 3,503,214 common shares of stock paid in 2015 and 2016, including a signing bonus of 400,000 shares of common stock. Total 2014 Compensation was settled with $12,500 in cash payments and 977,832 common shares of stock paid in 2014 and 2015. All Other Compensation includes vacation pay earned and health insurance reimbursements.
(2) Mr. Marx has agreed to reduce his salary to $50,000 for 2015. Total Compensation was settled with 2,552,747 and 539,288 common shares of stock in 2015 and 2014, respectively, including a signing bonus of 225,000 shares of common stock and 750,000 common shares earned upon the completion of the first year’s contract term. All Other Compensation includes vacation pay earned.

DIRECTOR COMPENSATION

The following table sets forth the aggregate compensation paid or accrued by the Company to the Directors for the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash (In $)	Stock Awards (In $)	Option Awards (In $)	Non-Equity Incentive Plan Compensation (In $)	Non- Qualified Deferred Compensation Earnings (In $)	All Other Compensation (In $)	Total (In $)
Edward Suydam	-	-	-	-	-	-	-
Michael J. Marx	-	-	-	-	-	-	-
Marc Kahn	$7,500	$77,500	-	-	-	-	$85,000

Mr. Kahn agreed to reduce his director fees to $7,500 for 2015. All directors are reimbursed for travel related expenses incurred in connection with their activities as directors. All directors serving as officers have agreed to relinquish annual director compensation. Each director receives $15,000 per year as a fee for their services.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

100% of Sterling Sports, LLC, a Florida limited liability company, was purchased in March 2016 by the Company. One officer and a director each owned 40% of Sterling Sports, LLC. The other 20% was owned by a significant shareholder in the Company. The purchase price was $208,333 in fair value which all shareholders had agreed to settle with 5,000,000 common shares of stock in NMI Health, Inc. Nevertheless, the transaction cannot be considered an arms-length transaction.

At December 31, 2015, the Company had a balance of $46,926 owed to two officers for the expenses they incurred on behalf of the Company, which was recorded as related party accounts payable.

In November 2015, the officers and a director unilaterally reduced their compensation and related vacation by 50% or $169,519 from their contractual amounts during 2015. The Company reduced its payroll expense, accordingly.

In 2016, 9,000,000 common shares were issued for cash proceeds of $400,000 to a significant shareholder.

ITEM 8. LEGAL PROCEEDINGS

On December 29, 2010, the Company received a complaint from Applied Nanoscience, Inc., a Nevada corporation, filed in the District Court of Clark County in Nevada (Case NoA-10-631192-C) which seeks collection of notes payable to Applied in the amount of $453,500, plus accrued interest. On February 1, 2011, we countersued for breach of contract and claims related thereto. In August 2013, the complainant was awarded $601,041, including interest and attorney fees. On April 15, 2014 the complainant and the Company agreed to settle the outstanding $601,041 judgment for 500,000 restricted common shares (valued at $0.025 per share on the date of the settlement) and $175,000 payable in three instalments ending on October 15, 2014. Since the Company only paid $20,000, Applied re-instituted the original Judgement of $601,041, less the consideration paid of $32,500, plus interest from July 15, 2015. In February 2016, the Company settled with Applied for $393,000 with an initial payment of $200,000 and quarterly instalments of $64,333 beginning May 1, 2016. The May 1, 2016 and August 1, 2016 payments have already been made.

On March 5 2012, the Company received a complaint from a certain attorney seeking collection of his invoices, plus interest and litigation expenses of $167,167.25. The Company does not believe the claim has any merit. The claim, Case No. 110907934 DC, was filed in the Second District Court of Weber County in the State of Utah.  The Company has already recognized $15,763 as a liability at December 31, 2015.  The Discovery process has been completed. Our summary dismissal motion was granted on May 5, 2016 to dismiss all charges dated four years prior to his Complaint date. As a result, the remaining Complaint amount would be the $15,763 already recorded on the books. Nevertheless, the case is ongoing.

On or about May 8, 2012, the Company received a complaint from a certain former employee seeking collection of his charges as a distributor and as an employee in the amount of $409,525, plus interest and litigation expenses. The Company has already recognized $37,500 as a liability at December 31, 2015. The Company settled in February 2016 for $30,000 cash and 200,000 shares of common stock.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was quoted on the OTC Markets Group under the symbol “NANM” until October 2015 when our registration was revoked by the Securities and Exchange Commission due to delinquent periodic reports. The Company was unable to timely obtain the necessary funding to meet its obligations to outstanding creditors as well as funds for audit and legal work.

Currently, there is no trading market for our common stock. Once we have completed this registration process, we intend to find a market maker to make an application on our behalf to FINRA for our shares to be quoted again on the OTC Markets Group. The application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 under the Securities Exchange Act. Inclusion on the OTC Markets Group will permit price quotations for our shares to be published by such service.

Although we intend to have our application submitted to the OTC Markets Group by a market maker subsequent to the filing of this registration statement, there can be no assurance that the application will be accepted or that the shares will be quoted. Except for our intention for the application to FINRA, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.

Holders of Common Equity

As of August 19, 2016, we had 181 stockholders of record holding its common stock. The number of record holders was determined from the records of our transfer agent. The number of record holders excludes any estimate of the number of beneficial owners of common shares held in street name. Based on an Information Statement mailing to our shareholders in 2013 in connection with our name change to NMI Health, Inc., we believe there are approximately 1,500 other beneficial shareholders holding our Company stock.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized. The Board of Directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon our earnings, capital requirements and other factors.

Reports to Stockholders

Upon the effectiveness of this Form 10, the Company will be required to file annual and quarterly reports with the Securities and Exchange Commission. These reports will be available at the Securities and Exchange Commission website www.sec.gov.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

In 2014, the Company issued 225,000 restricted common shares of stock for cash proceeds of $45,000. In 2015, 105,000 restricted common shares of stock were issued for cash proceeds of $21,000. Currently in 2016, 9,000,000 common shares have been issued for cash proceeds of $400,000.

The above securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The issuances were for investment funds received, all the investors were accredited investors and none involved any kind of public solicitation.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001. The holders of the common stock:

(a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company;
(b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; and
(c) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

These securities do not have any of the following rights:

(a) cumulative or special voting rights;
(b) preemptive rights to purchase in new issues of shares;
(c) preference as to dividends or interest;
(d) preference upon liquidation; or
(e) any other special rights or preferences. In addition, the shares are not convertible into any other security.

There are no restrictions on dividends under any loan or other financing arrangements or otherwise.

At August 19, 2016, there were outstanding 43,768,346 shares of common stock. The company has reserved 54,000 for possible issue to an individual investor who holds a convertible note. These reserved shares exceed the number of shares convertible as of December 31, 2015. Accordingly, our authorized but unissued common stock currently consists of 56,177,654 shares. One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block of common stock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Non-Cumulative Voting

The holders of shares of common stock of the Company will not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

The Company has engaged the services of American Registrar and Transfer Company, 342 East 900 South, Salt Lake City, UT 84111 to act as transfer agent and registrar for the Company.

ITEM 12.INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a summary of the effect of the relevant provisions in our articles of incorporation, bylaws, and Nevada law with regard to limitation of liability and indemnification of officers, directors and employees of the Company.

No director will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director.  The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty us or our  stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

Our bylaws provide for indemnification of our directors, officers and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when our board of directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The effect of these provisions as described above is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such  liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

All financial statements, notes thereto and the related independent registered public accounting firm’s reports are set forth immediately following the signature page to this Form 10 and are herein incorporated by this reference. Article 8 of Regulation S-X governs the content of these documents as presented t after Item 15 of this Form 10.

ITEM 14.CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

The Company does not and has not had any disagreements with its registered public accounting firm.

ITEM 15.FINANCIAL STATEMENTS AND EXHIBITS

 (a)(1) FINANCIAL STATEMENTS. The following financial statements are included in this report:

(a)(2) FINANCIAL STATEMENT SCHEDULES. The following financial statement schedules are included as part of this report:

None

(a)(3) EXHIBITS. The following exhibits are included as part of this report:

Exhibit No.	Description

3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Specimen stock certificate
10.1*	Executive Compensation Agreement – E Suydam
10.2*	Executive Compensation Agreement – M Marx
10.3**	Executive Compensation Amendment – M Marx
10.4**	Noble Biomaterials License Agreement
10.5**	Noble Biomaterials License Amendment
10.6**	Nobal Biomaterials License Agreement with Sterling Sports LLC
10.7**	Sterling Purchase Agreement

*   Already provided with original form 10-12G submission filed with the SEC on August 22, 2016.
** Already provided on Form 10-12G/A filed with the SEC on October 17, 2016

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NMI HEALTH, INC.

October 19, 2016	By:	/s/ Edward Suydam
Edward Suydam,
Chief Executive Officer (Principal Executive Officer) and Director

October 19, 2016
	By	/s/ Michael J. Marx
Michael J. Marx,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates stated.

Signature	Title	Date

/s/ Edward Suydam	Chief Executive Officer and Director	October 19, 2016

/s/ Michael J. Marx	Chief Financial Officer and Director	October 19 2016

/s/ Marc Kahn	Director	October 19, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NMI Health, Inc.
Reno, Nevada

We have audited the accompanying balance sheets of NMI Health, Inc. (the “Company”) as of December 31, 2015 and December 31, 2014, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements of the Company present fairly, in all material respects, its financial position as of December 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred a series of net losses resulting in negative working capital as of December 31, 2015. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9 to the financial statements, the 2015 financial statements have been restated to correct misstatements related to share-based compensation.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
Houston, Texas

June 8, 2016, except for Note 9 as to which the date is October 14, 2016

NMI HEALTH, INC.
Balance Sheets
December 31, 2015 and December 31, 2014

	2015 (Restated)	2014
ASSETS
CURRENT ASSETS
Cash	$-	$3,189
Other receivable	7,553	7,553
Inventory	9,650	-

Total current assets	17,203	10,742

FIXED ASSETS
Equipment	933	933
Accumulated depreciation	(451)	(264)
	482	669

Total assets	$17,685	$11,411

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Customer advances	$9,000	$9,000
Accounts payable	213,703	200,695
Accounts payable – related party	46,926	3,050
Advances from related parties	15,400	-
Accrued expenses	488,201	218,638
Notes payable	687,558	672,558

Total current liabilities	1,460,788	1,103,941

LONG TERM LIABILITIES
Note payable	5,000	-
Note payable – related party	-	20,000
Total long term liabilities	5,000	20,000

Total liabilities	1,465,788	1,123,941

STOCKHOLDERS' DEFICIT
Common stock, $.001 par, 100,000,000 shares authorized;
23,569,118 outstanding in 2015 and 20,424,170 outstanding in 2014	23,569	20,424
Additional paid-in capital	24,101,050	23,304,530
Accumulated deficit	(25,572,722)	(24,437,484)

Total stockholders’ deficit	(1,448,103)	(1,112,530)

Total liabilities and stockholders’ deficit	$17,685	$11,411

The accompanying notes are an integral part of these financial statements

NMI HEALTH, INC.
Statements of Operations
For the years ended December 31, 2015 and 2014

	2015 (Restated)	2014

NET SALES	$ 51,545	$ 28,652

COSTS AND EXPENSES
Cost of Sales	53,075	16,014
Selling, general and administrative, including gain on settlement of liabilities of $19,277 and $0, respectively	1,104,865	426,321

LOSS FROM OPERATIONS	(1,106,395)	(413,683)

OTHER INCOME (EXPENSE)
Interest expense	(36,028)	(21,173)
Loss on disposition of assets	-	(4,230)
Gain on settlement of notes payable	7,185	7,183

Total other income (expense)	(28,843)	(18,220)

NET LOSS	$ (1,135,238)	$ (431,903)

BASIC AND DILUTED LOSS PER SHARE	$ (0.05)	$ (0.03)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	23,251,040	15,690,239

The accompanying notes are an integral part of these financial statements

NMI HEALTH, INC.
Statements of Stockholders' Deficit
For the Years Ended December 31, 2015 and 2014

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Dollars	Paid-in Capital	Deficit	Deficit
Balances, December 31, 2013	10,465,619	$10,466	$21,874,494	$(24,005,581)	$(2,120,621)
Common stock issued for cash	225,000	225	44,775		45,000
Common stock issued in conversion of note payable – related party	633,921	634	31,062		31,696
Common stock issued in settlement of note payable	500,000	500	12,000		12,500
Common stock issued for settlement of related party accounts payable	51,039	51	7,656		7,707
Common stock issued for advances from related parties	2,222,000	2,222	442,178		444,400
Common stock issued for accrued payroll	4,158,995	4,159	623,850		628,009
Common stock issued for services	2,167,596	2,167	268,515		270,682
Net loss	-	-	-	(431,903)	(431,903)
Balances, December 31, 2014	20,424,170	$20,424	$23,304,530	$(24,437,484)	$(1,112,530)
Common stock issued for cash	105,000	105	20,895		21,000
Common stock issued for settlement of related party advances payable	90,000	90	17,910		18,000
Common stock issued for settlement of expenses	54,788	55	9,259		9,314
Common stock issued for accrued payroll	411,903	412	63,050		63,462
Common stock issued for services	2,483,257	2,483	365,306		367,789
Common stock reserved for issuance in accord with employment contract terms	-	-	320,100		320,100
Net loss	-	-	-	(1,135,238)	(1,135,238)
Balances, December 31, 2015 (Restated)	23,569,118	$23,569	$ 24,101,050	$ (25,572,722)	$ (1,448,103)

The accompanying notes are an integral part of these financial statements.

NMI HEALTH, INC.
Statements of Cash Flows
For the Years Ended December 31, 2015 and 2014

	2015 (Restated)	2014
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,135,238)	$(431,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	187	186
Loss on disposition of other assets	-	4,230
Common stock issued for expenses	9,314	-
Common stock issued or issuable for services	650,389	270,682
Gain on settlement of vendor liabilities and other	(26,462)	(7,183)
Changes in operating assets and liabilities:
Prepaid expenses and other	-	30,000
Inventory	(9,650)	-
Customer advances	-	(6,047)
Accounts payable	27,285	(4,823)
Accounts payable – related party	48,876	3,050
Accrued expenses	367,710	75,137
Net cash provided by (used in) operating activities	(67,589)	(66,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from advances of related parties	33,400	24,200
Proceeds from expense advances of related party	5,000	-
Principal payments on short-term debt	-	(20,000)
Proceeds from issuance of long-term note payable	5,000	-
Proceeds from issuance of long-term note payable – related party	-	20,000
Proceeds from the issuance of common shares	21,000	45,000
Net cash provided by financing activities	64,400	69,200

NET INCREASE (DECREASE) IN CASH	(3,189)	2,529

CASH, BEGINNING OF YEAR	3,189	660

CASH, END OF YEAR	$-	$3,189

The accompanying notes are an integral part of these financial statements.

NMI HEALTH, INC.
Statements of Cash Flows (Continued)
For the Years Ended December 31, 2015 and 2014

	2015 (Restated)	2014
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued for settlement of accrued liabilities	$63,462	$628,009
Common stock issued for conversion of short-term debt – related party	-	31,696
Common stock issued for settlement of note payable	-	12,500
Common stock issued for settlement of related party advances	18,000	444,400
Common stock issued for accounts payable – related party	-	7,707

The accompanying notes are an integral part of these financial statements.

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

NMI Health, Inc. (“we”, “our” or the “Company”) is a materials-technology development company focused on health and wellness-related markets. The Company is evolving from a specialty filter products company that developed a state-of-the-art air filtration technology for removing infectious bacteria and viruses in air flow systems into a company that plans to provide a proprietary line of antibacterial and antimicrobial products for the hospital, clinic and health industry.

Significant accounting policies

Estimates   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

Cash and cash equivalents   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Inventory   The inventory is carried at the lower of cost (determined on a first-in, first-out basis) or market. Obsolete or abandoned inventories (if any) are charged to operations in the period that it is determined that the items are no longer viable sales products.

Property and equipment   Property and equipment are stated at cost less accumulated depreciation and amortization. When property and equipment is retired or otherwise disposed of, the net carrying amount is eliminated with any gain or loss on disposition recognized in earnings at that time. Maintenance and repairs are expensed as incurred.

Loss per share  The computation of basic loss per share of common stock is based on the weighted-average number of shares outstanding during the period of the financial statements.

Revenue recognition and sales returns. The Company recognizes revenue for its products generally when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. In general, these conditions are satisfied when the product is shipped and title passes to the buyer. The Company provides an allowance for sales returns based upon estimated and known returns.

Fair value measurements The carrying values of prepaid expenses, accounts payable, accrued expenses and short term notes payable generally approximate the respective fair values of these instruments due to their current nature. The Company values its warrants and non-cash common stock transactions under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurement (ASC 820), which defines fair value and the criteria for its determination.

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses Level 3 inputs to value warrants issued and Level 1 inputs to value its common stock transactions.

Income taxes The Company provides for income taxes in accordance with ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities. The recording of a net deferred tax asset assumes the realization of such asset in the future; otherwise a valuation allowance must be recorded to reduce this asset to its realizable value. The Company considers future pretax income and, if necessary, ongoing prudent and feasible tax planning strategies in assessing the need for such a valuation allowance. In the event that the Company determines that it may not be able to realize all or part of the net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income during the period such determination is made. The Company has recorded full valuation allowances as of December 31, 2015 and 2014.

Management has conducted an evaluation of our tax positions taken on returns that remain subject to examination and has concluded that there are no uncertain tax positions, as defined in ASC 740, that require recognition or disclosure in the financial statements.

Interest and penalties incurred by the Company, if any, related to income tax matters are classified as part of the income tax provision/benefit.

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED

Stock-based compensation The Company accounts for stock-based compensation to employees in accordance with FASB ASC 718 which requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based upon the grant-date fair value of the award. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period. Stock-based compensation awards to non-employees are accounted for in accordance with ASC 505-50.

Reclassifications  Certain minor reclassifications to prior year amounts have been made to conform to the current year’s presentation.

NOTE 2: GOING CONCERN

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

However, the Company has historically incurred negative cash flow from operations and significant losses, which have substantially increased its operating deficit at December 31, 2015. In addition, at December 31, 2015, the Company has a working capital deficiency of $1,443,585. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern will be dependent upon economic developments and the success of management's plans as set forth below, which cannot be assured. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. Management and board members are continuing to discuss other alternative financing options, but no definitive proposals or agreements have been reached.

The foregoing notwithstanding, management does not believe the Company currently has sufficient capital to sustain its planned business activities for the next twelve months following the issuance of these financial statements. Accordingly, while management has historically been successful generating sufficient funds to sustain operations, there is no assurance that they will continue to do so. Nevertheless, the Company will seek additional capital to sustain its operations, either through additional private placements of common stock or loans, possibly unsecured, until such time as its operations are self-sustaining. These funds will be required to continue the Company’s efforts to generate sales of its products and to provide sufficient working capital to meet the expected sales demand.

NOTE 3: NOTES PAYABLE

The Company maintains various unsecured short-term loans and notes payable totaling $687,558 at December 31, 2015 ($672,558 at December 31, 2014), including the current balance of $568,541 judgment from Applied Nanoscience, Inc. (Note 6, Litigation). $667,558 of the $687,558 as of December 31, 2015 is in default and bears annual interest of 6% to 10%, or the prime rate plus 2%, currently 5.50%.

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 3: NOTES PAYABLE (CONTINUED)

In June 2015 a shareholder provided a two year note payable of $5,000, plus interest at an annual rate of 10%, convertible into shares of common stock at a conversion rate of $0.10 per share. In April 2014, a related party converted his $30,000 note payable, including $1,696 of accrued interest, into 633,921 common shares of stock. In the same month, 500,000 common shares were issued as part of a settlement with Applied Nanoscience, Inc. (Note 6, Litigation), as well as payment of $20,000 later in the year. In May, 2014 the same related party provided $20,000 cash for an unsecured note payable from the Company with an annual interest rate of 10% maturing in twenty-four months. In early 2015, this shareholder no longer was a related party.

At December 31, 2015, all notes payable continue to bear interest according to their original terms.

Interest expenses for 2015 and 2014 totaled $36,028 and $21,173, respectively, for which no interest payments were paid during both years.

NOTE 4: SHARE-BASED TRANSACTIONS

Restricted shares

In April 2014, a note from a significant shareholder for $30,000 including interest of $1,696 was converted into 633,921 common shares.

In April 2014, the Company issued 500,000 restricted common shares at a fair value of $12,500 as partial payment on the debt with Applied, as more fully disclosed in Note 6.

During 2015, 411,903 common shares were issued to settle accrued payroll at December 31, 2014 with a fair value of $63,462. During 2014, 4,158,995 common shares were issued to settle accrued liabilities of $628,009. In addition, a related party accounts payable was settled with 51,039 restricted common shares during 2014.

During 2015, 54,788 and 2,483,257 shares were issued with a fair value of $9,314 and $367,789 for settlement of expenses and services, respectively, incurred during the year. During 2014, a total of 2,167,596 shares were issued with a fair value of $270,682 for services and operating expenses incurred during the year.

The Company received $33,400 in cash advances during 2015 from an affiliate shareholder. $18,000 of this was settled with 90,000 shares of common stock. $24,200 in cash advances were made during 2014 and 2,222,000 common shares were issued to an affiliate shareholder in settlement of his unsecured loan of $444,400, including the $24,200.

In 2015, 105,000 common shares were issued in private placements with four individuals for $21,000 in cash. In 2014, 225,000 shares of common stock were issued in private placements to various individual investors for $45,000 in cash.

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 4: SHARE-BASED TRANSACTIONS (CONTINUED)

A summary of the status of our outstanding stock options at December 31, 2015 and December 31, 2014 and the related changes during the periods then ended is presented below:

	December 31, 2015				December 31, 2014
	Shares	Weighted-Average Exercise Price	Weighted – Average Remaining Life (Years)	Aggregate Intrinsic Value	Shares	Weighted-Average Exercise Price	Weighted – Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding beginning of period	-	-	-	-	25,000	$0.76	.07	-
Granted	-	-	-	-	-	-	-	-
Expired/Cancelled	-	-	-	-	25,000	$0.76	.07	-
Exercised	-	-	-	-	-	-	-	-
Outstanding end of period	-	-	-	-	-	-	-	-
Exercisable	-	-	-	-	-	-	-	-

NOTE 5: INCOME TAX

At December 31, 2015 and 2014, the Company had net operating loss carry-forwards of approximately $13,776,449 and $13,709,423, respectively, which may be used to offset future taxable income. However, the Company may be limited in its ability to fully utilize its net operating loss carry-forwards and realize any benefits in the event of certain ownership changes described in Internal Revenue Code Section 382.

No tax benefit has been reported in the financial statements because the potential tax benefit of the net operating loss carry-forwards that would result in a deferred tax asset is effectively offset by a 100% valuation allowance primarily because there is no certainty that the Company will generate profits to permit use of these net operating loss carry-forwards. Details of the income tax benefits and the related valuation allowance for the two years ended December 31, 2015 are noted below at the approximate current federal statutory rate of 34%:

	2015	2014
Income tax benefit at statutory rate	$385,981	$146,847
Timing differences between book and tax depreciation	(33)	(13)
Adjustments in prior year tax returns	-	75,417
Non-deductible expenses from common stock issued for services rendered	(363,159)	(305,555)
Increase (Decrease) in deferred tax asset	22,789	(83,304)
Change in valuation allowance	(22,789)	83,304
	$-	$-

Deferred tax assets are comprised of the following at December 31, 2015 and 2014:
	2015	2014
Operating loss carry forwards	$4,683,993	$4,661,204
Less valuation allowance	(4,683,993)	(4,661,204)
Net deferred tax assets	$-	$-

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 6: COMMITMENTS AND CONTINGENCIES

Litigation  On December 29, 2010, the Company received a complaint from Applied Nanoscience, Inc. seeking collection of the as yet unpaid notes payable to Applied in the amount of $453,500, plus interest and litigation expenses. On February 1, 2012, the Company countersued for breach of contract and related claims. The Company has maintained a right of offset in the amount of $41,360 against Applied’s notes and was reflected on the balance sheet in the net amount of $412,140 (Note 3, Notes Payable). In August 2013, the complainant was awarded $601,041, including interest and attorney fees. On April 15, 2014 the complainant and the Company agreed to settle the outstanding $601,041 judgment for 500,000 restricted common shares (valued at $0.025 per share on the date of the settlement) and $175,000 payable in three installments ending on October 15, 2014. Since the Company only paid $20,000, Applied reinstated the original Judgment of $601,041, less the consideration paid of $32,500, for a net amount of $568,541, plus interest at 9% per annum from July 15, 2015. In February 2016, the Company settled with Applied for $393,000 with an initial payment of $200,000 and quarterly installments of $64,333 beginning May 1, 2016. The May 1, 2016 payment has already been made.

On March 5, 2012, the Company received a complaint from a certain attorney seeking collection of his invoices, plus interest and litigation expenses of $167,167. The Company does not believe the claim has any merit. The claim, Case No. 110907934 DC, was filed in the Second District Court of Weber County in the State of Utah. The Company has already recognized $15,763 as a liability at December 31, 2015. The Discovery process has been completed. Our summary dismissal motion was granted on May 5, 2016 to dismiss all charges dated four years prior to his Complaint date. As a result, the remaining Complaint amount would be the $15,763 already recorded on the books. Nevertheless, the case is ongoing.

On or about May 8, 2012, the Company received a complaint from a certain former employee seeking collection of his charges as a distributor and as an employee in the amount of $409,525, plus interest and litigation expenses. The Company has already recognized $37,500 as a liability as of December 31, 2015. The Company settled in February 2016 for $30,000 cash and 200,000 shares of common stock.

Employment agreements The Company has current employment agreements with certain officers under which all accrued service costs were paid during 2016.

NOTE 7: OTHER TRANSACTIONS

Related party transactions

Advances from related parties are summarized as follows:

Balance, January 1, 2014	$420,200
2014 advances	24,200
Repayments in common stock	(444,400)
Balance, December 31, 2014	-
2015 advances	33,400
Repayments in common stock	(18,000)
Balance, December 31, 2015	$15,400

Related party transactions

At December 31, 2015, the Company had a balance of $46,926 owed to two officers for the expenses they incurred on behalf of the Company, which was recorded as related party accounts payable.

In November 2015, the officers and a director unilaterally reduced their compensation and related vacation by 50% or $169,519 from their contractual amounts during 2015. The Company reduced its payroll expense, accordingly.

NOTE 8: SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through June 8, 2016, the date these financial statements were available to be issued, and has not identified any reportable events other than the following:

An individual investor acquired 6,000,000 common shares in a private placement during February 2016 for $250,000 in cash proceeds and in March 2016 the same shareholder acquired 3,000,000 common shares for $150,000 in cash proceeds.

100% of Sterling Sports, LLC, a Florida corporation, was purchased in March 2016 by the Company. An officer and a director each owned 40% of Sterling Sports, LLC. The other 20% was owned by a significant shareholder in the Company. 5,000,000 restricted common shares of stock were issued by the Company. An accounting for the transaction has not yet been completed.

Subsequent to December 31, 2015, the Company received unsecured cash advances of $329,550 from officers, affiliate shareholders or entities controlled by affiliate shareholders.

NMI HEALTH, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 8: SUBSEQUENT EVENTS (Continued)

In February 2016, the Company generated gains of $225,222 from settlement of a note payable ($209,996), as discussed further in Note 6, and of various accounts payable ($15,226). One other accounts payable of $28,871 was settled with a cash payment of $15,000 and issuance of 100,000 restricted common shares. Also in February, 200,000 restricted common shares were issued to a former employee as discussed in Note 6.

In April 2016, the Company issued 5,645,228 restricted common shares to settle accrued liabilities of $378,849 at December 31, 2015, largely accrued payroll. In addition, a related party advance of $15,400 was settled with 154,000 restricted common shares.

Finally in April, 100,000 restricted common shares were issued to settle a 2016 expense.

NOTE 9: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The restatement reflects adjustments to correct errors identified by management related to the Company’s expense recognition of employment contracts that were initiated during the year ended December 31, 2015. The effect of the restatement was material on the Company’s Balance Sheet, Statement of Operations and Statement of Cash Flows for all reportable periods in 2015. The nature and impact of this adjustment is described below.

Employment contract awards spanning multiple years require recognition of share-based awards over the service periods based upon the stock’s value on the date of the award even though the contract stipulates that such shares are not issuable until completion of the contract term.

The Company signed an employment agreement with Mr. Suydam effective January 1, 2015 for a three year term. The agreement calls for an annual salary of $180,000 and includes a signing bonus of 400,000 shares, with an additional 1,500,000 shares issued on completion of two years of service and a final 1,500,000 shares issued on completion of three years ofservice. The agreement also includes an allowance of $1,500 per month towards health insurance premiums, four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

The Company signed an employment agreement with Mr. Marx effective January 1, 2015 for a two year term. The agreement calls for an annual salary of $100,000 and includes a signing bonus of 225,000 shares, with an additional 750,000 shares issued on completion of one year of service, 850,000 shares issued on completion of two years of service and 850,000 shares issued on completion of three years of service. The agreement also includes four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

During October 2016, the Company determined that it failed to properly account for the shares granted under these agreements except for the signing bonus shares. The aggregate fair value of the 4,600,000 shares was determined to be $719,400 and it is being recognized over the service periods. During the year ended December 31, 2015, $320,100 was recognized. The financial statements presented herein have been restated to correct this error.

The following tables present the impact of the restatement:

Consolidated Balance Sheets as of December 31, 2015:

	As Reported	Adjustment	As Restated
Accrued expenses	$ 525,701	$ (37,500)	$ 488,201
Additional paid-in capital	23,780,950	320,100	24,101,050
Accumulated deficit	$ (25,290,122)	$ (282,600)	$ (25,572,722)

Consolidated Statements of Operations for the year ended December 31, 2015:

	As Reported	Adjustment	As Restated
Operating expenses	$ (822,265)	$(282,600)	$ (1,104,865)
Loss from operations	(823,795)	(282,600)	(1,106,395)
Net loss	(852,638)	(282,600)	(1,135,238)
Basic and diluted loss per common share	$ (0.04)	$ (.01)	$ (0.05)

Consolidated Statements of Cash Flows for the year ended December 31, 2015:

	As Reported	Adjustment	As Restated
Net loss	$ (852,638)	$ (282,600)	$ (1,135,238)
Common stock issued or issuable for services	$ 367,789	$ 282,600	$ 650,389

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sterling Sports LLC
Bloomfield Hills, Michigan

We have audited the accompanying balance sheet of Sterling Sports LLC (the “Company”) as of December 31, 2015 and the related statement of operations, members' deficit, and cash flows for the period from October 6, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements of the Company present fairly, in all material respects, its financial position as of December 31, 2015, and the results of its operations and its cash flows for the period from October 6, 2015 (inception) through December 31, 2015 ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss for the period, a working capital deficit and has negative cash flow from operations, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
Houston, Texas

August 19, 2016

STERLING SPORTS LLC
Balance Sheet
As of
December 31, 2015
ASSETS
CURRENT ASSETS
Cash	$36,456
Prepaid expenses	399
Total current assets	36,855

OTHER ASSETS
Other assets	635
Total other assets	635

Total assets	$37,490

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$21,705
Advances from related parties	60,092
Accrued expenses	5,000
Total current liabilities	86,797

Total liabilities	86,797

MEMBERS' DEFICIT
Common stock, authorized 1,000,000 shares, par value $0.001; 900,000 issued and outstanding as of December 31, 2015	900
Additional paid-in capital	49,100
Accumulated deficit	(99,307)
Total stockholders’ deficit	(49,307)

Total liabilities and members’ deficit	$37,490

The accompanying notes are an integral part of these financial statements.

STERLING SPORTS LLC
Statement of Operations

For the period from
October 6, 2015 (Inception)
through December 31, 2015
Sales	$1,949
Cost of goods sold	674
GROSS PROFIT	1,275

OPERATING EXPENSES
Research and development	23,338
Selling, general and administrative	77,244
Total operating expenses	100,582

LOSS FROM OPERATIONS	(99,307)

NET LOSS	$(99,307)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.12)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	851,163

The accompanying notes are an integral part of these financial statements.

STERLING SPORTS LLC
Statement of Members' Deficit
For the period from October 6, 2015 (Inception) through December 31, 2015

			Additional		Total
	Common Stock		paid-in	Accumulated	Members'
	Shares	Par	capital	deficit	Deficit
Balances, October 6, 2015	-	$-	$-	$-	$-
Common stock issued to founders for no consideration	800,000	800	(800)	-	-
Common stock issued for cash	100,000	100	49,900	-	50,000
Net loss for the period	-	-	-	(99,307)	(99,307)
Balances, December 31, 2015	900,000	$900	$49,100	$(99,307)	$(49,307)

The accompanying notes are an integral part of these financial statements.

STERLING SPORTS LLC
Statement of Cash Flows

For the Period
October 6, 2015 (Inception)
through December 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(99,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(399)
Other asset	(635)
Accounts payable	56,479
Accrued expenses	5,000
Net cash used in operating activities	(38,862)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	50,000
Proceeds from advances of related parties	32,918
Repayments of related party advances	(7,600)
Net cash provided by financing activities	75,318

NET INCREASE IN CASH	36,456
CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	$36,456

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$-
Cash paid for income taxes	$-

NON CASH FINANCING AND INVESTING
Common shares issued to founders for no consideration	$800,000
Expenses paid by related party on behalf of the Company	$34,774

The accompanying notes are an integral part of these financial statements.

STERLING SPORTS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD OF OCTOBER 6, 2015 (INCEPTION) THROUGH DECEMBER 31, 2015

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

Sterling Sports LLC was formed in Florida on October 6, 2015 as a Limited Liability Company that elected to maintain corporate characteristics. Sterling Sports LLC (“we”, “our” or the “Company”) is a materials - technology company focused on healthcare, hospitality and sports-related markets. The Company plans to provide a proprietary line of antibacterial and antimicrobial products for healthcare, hospitality and sports-related industries.

Significant accounting policies

Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

Cash and cash equivalents For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Related party The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Inventory In the ordinary course of business, inventory is carried at the lower of cost (determined on a first-in, first-out basis) or market. Obsolete or abandoned inventories (if any) are charged to operations in the period that it is determined that the items are no longer viable sales products.

Revenue recognition and sales returns The Company recognizes revenue for its products generally when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. In general, these conditions are satisfied when the product is shipped and title passes to the buyer. The Company provides an allowance for sales returns based upon estimated and known returns.

Cost of Goods Sold Cost of goods sold generally consist of raw material costs, packaging costs, and freight costs. Direct labor and certain overhead allocated costs are invariably marginal costs for consideration. The costs of such goods are then recognized as an expense as the related revenue is recorded.

Research and Development  Costs incurred in connection with the development of new products and manufacturing methods are charged to selling, general and administrative expenses as incurred. For the period from inception through December 31, 2015 $23,338 was expensed as research and development costs.

Loss per share  Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

STERLING SPORTS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD OF OCTOBER 6, 2015 TO DECEMBER 31, 2015

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss per share (continued) In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. At December 31, 2015 there were no outstanding common share equivalents.

Fair value measurements The carrying values of prepaid expenses, accounts payable, related party advances and accrued expenses generally approximate the respective fair values of these instruments due to their current nature. The Company values its warrants and non-cash common stock transactions, if any, under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurement (ASC 820), which defines fair value and the criteria for its determination.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry - standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses Level 3 inputs to value warrants issued and Level 1 inputs to value its common stock transactions.

Income taxes The Company provides for income taxes in accordance with ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities. The recording of a net deferred tax asset assumes the realization of such asset in the future; otherwise a valuation allowance must be recorded to reduce this asset to its realizable value. The Company considers future pretax income and, if necessary, ongoing prudent and feasible tax planning strategies in assessing the need for such a valuation allowance. In the event that the Company determines that it may not be able to realize all or part of the net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income during the period such determination is made. The Company has recorded full valuation allowances as of December 31, 2015.

STERLING SPORTS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD OF OCTOBER 6, 2015 TO DECEMBER 31, 2015

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

Management has conducted an evaluation of the Company's tax positions taken on returns that remain subject to examination and has concluded that there are no uncertain tax positions, as defined in ASC 740, that require recognition or disclosure in the financial statements.

Interest and penalties incurred by the Company, if any, related to income tax matters are classified as part of the income tax provision/benefit.

Stock-based compensation The Company accounts for stock-based compensation to employees, if any, in accordance with FASB ASC 718 which requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based upon the grant-date fair value of the award. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period. Stock-based compensation awards to non-employees are accounted for in accordance with ASC 505-50.

NOTE 2: GOING CONCERN

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has incurred negative cash flow from operations and significant losses, which have substantially increased its operating deficit at December 31, 2015. In addition, at December 31, 2015, the Company has a working capital deficiency of $49,942. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern will be dependent upon economic developments and the success of management's plans as set forth below, which cannot be assured. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. Management and board members are continuing to discuss other alternative financing options, but no definitive proposals or agreements have been reached.

The foregoing notwithstanding, management does not believe the Company currently has sufficient capital to sustain its planned business activities for the next twelve months following the issuance of these financial statements. The Company will seek additional capital to sustain its operations, either through additional private placements of common stock or loans, possibly unsecured, until such time as its operations are self-sustaining. These funds will be required to continue the Company’s efforts to generate sales of its products and to provide sufficient working capital to meet the expected sales demand.

STERLING SPORTS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD OF OCTOBER 6, 2015 TO DECEMBER 31, 2015

NOTE 3: MEMBERS’ CAPITAL

Two individuals formed Sterling Sports LLC as members. Each member received 400,000 common shares for no consideration. The shares are valued at par on the date of issuance as there is no market value for the common shares issued to the founders.

On November 17, 2015, the Company issued 100,000 common shares for proceeds of $50,000 in cash to an unrelated party permitting him an interest of 10%.

NOTE 4: RELATED PARTY TRANSACTIONS

Two shareholders advanced the Company unsecured loans totaling $35,692 of which $7,600 was repaid. Another $32,000 was advanced in December 2015 which was converted in March 2016 to a subscription agreement of $50,000. All advances were unsecured, non-interest bearing and payable on demand.

NOTE 5: INCOME TAX

At December 31, 2015, the Company had net operating loss carry-forwards of approximately $99,307 which may be used to offset future taxable income. However, the Company may be limited in its ability to fully utilize its net operating loss carry-forwards and realize any benefits in the event of certain ownership changes described in Internal Revenue Code Section 382.

No tax benefit has been reported in the financial statements because the potential tax benefit of the net operating loss carry-forwards that would result in a deferred tax asset is effectively offset by a 100% valuation allowance primarily because there is no certainty that the company will generate profits to permit use of these net operating loss carry-forwards. Details of the income tax benefits and the related valuation allowance for the year ended December 31, 2015 are noted below at the approximate current federal statutory rate of 34%:

Deferred tax assets are comprised of the following at December 31, 2015:
2015
Net operating loss carry forwards	$33,764
Less valuation allowance	(33,764)
Net deferred tax assets	$-

NOTE 6: COMMITMENTS AND CONTINGENCIES:

On October 1 2015, the Company established a twelve month marketing agreement with RL Sports Marketing LLC, an unrelated party, to provide marketing for all of our products, payable monthly at $5,000 per month. In addition, RL Sports Marketing LLC would be reimbursed for expenses in his marketing efforts. Once the gross sales exceed $250,000, the Company will provide RL Sports Marketing LLC 25,000 company shares of stock.

NOTE 7: SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through August 19, 2016, the date these financial statements were available to be issued, and has not identified any reportable events other than the following:

STERLING SPORTS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD OF OCTOBER 6, 2015 TO DECEMBER 31, 2015

NOTE 7: SUBSEQUENT EVENTS (CONTINUED)
Subsequent to December 31, 2015, the Company received unsecured cash advances of $13,922 from officers, affiliate shareholders or entities controlled by affiliate shareholders.

The Company entered into an agreement to supply a major towel manufacturer in November 2015 with X-Static® Silver antimicrobial material, spun into yarn, for their manufacturing specific products for resale to distributors and major retail stores. This agreement was revised in June 2016.

The Company issued 100,000 common shares to a significant shareholder for $50,000 in cash proceeds on March 4, 2016. $32,000 of the cash proceeds had been advanced to the Company during December 2015.

On March 7, 2016 the Company agreed to be acquired by NMI Health, Inc. in a non-cash transaction for a fair value of $208,333 at approximately $0.042 per share with 5,000,000 restricted common shares of NMI Health, Inc.(Par Value $0.001 per share).

The Business Purchase Agreement was entered into between Edward Suydam, Dr. Marc Kahn and Gianluca Brunetti and Sterling Sports, LLC (collectively referred to as the "Seller") and NMI Health, Inc. (the "Purchaser"). The 5,000,000 shares were paid as follows; Edward Suydam, 2,000,000 common shares; Marc Kahn, 2,000,000 common shares; and Gianluca Brunetti, 1,000,000 common shares.

As part of the agreement, two members forgave a total of $19,444 owed to them.

NMI HEALTH, INC.
Consolidated Balance Sheets
(Unaudited and Restated)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash	$5,353	$-
Accounts receivable	5,866	-
Other receivable	7,553	7,553
Prepaid expenses and other	6,500	-
Inventory	167,173	9,650
Total current assets	192,445	17,203

FIXED ASSETS
Equipment	933	933
Accumulated depreciation	(545)	(451)
	388	482
OTHER ASSETS
Intrinsic contract value, net of amortization of $12,386	184,516	-
Other assets	568	-
Goodwill	1,748	-

Total assets	$379,665	$17,685

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Customer advances	$9,000	$9,000
Accounts payable	165,169	213,703
Accounts payable – related party	-	46,926
Advances from related party	16,300	15,400
Accrued expenses	143,389	488,201
Notes payable	252,684	687,558
Total current liabilities	586,542	1,460,788

LONG TERM LIABILITIES
Notes payable	310,830	5,000
Total long term liabilities	310,830	5,000
Total liabilities	897,372	1,465,788

STOCKHOLDERS' DEFICIT
Common stock, $.001 par value, 100,000,000 shares authorized; 43,768,346 and 23,569,118 shares outstanding at June 30, 2016 and December 31, 2015, respectively	43,768	23,569
Additional paid-in capital	25,182,013	24,101,050
Accumulated deficit	(25,743,488)	(25,572,722)
Total stockholders’ deficit	(517,707)	(1,448,103)

Total liabilities and stockholders’ deficit	$379,665	$17,685

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NMI Health, Inc.

Consolidated Statements of Operations (Unaudited and Restated)

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014
Revenue	$18,627	$51,545	$ 51,545	$28,652

Operating expenses
Cost of revenue	11,984	51,721	53,075	16,014
Research and development	34,575	-	-	-
General and administrative	369,889	867,503	1,104,865	426,321
Total operating expenses	416,448	919,224	1,157,940	442,335

Income (loss) from operations	(397,821)	(867,679)	(1,106,395)	(413,683)

Other income (expense)
Gain on settlement of notes payable	236,178	7,185	7,185	7,183
Loss on disposition of assets	-	-	-	(4,230)
Interest expense	(9,123)	(5,788)	(36,028)	(21,173)
Total other income (expense)	227,055	1,397	(28,843)	(18,220)

Net loss	$ (170,766)	$ (866,282)	$ (1,135,238)	$(431,903)

Basic and diluted loss per common share	$ (0.01)	$ (0.04)	$ (0.05)	$(0.03)

Weighted average shares outstanding – Basic and Diluted	33,002,823	22,927,689	23,251,040	15,690,239

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NMI HEALTH, INC.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2016 and June 30, 2015
(Unaudited and Restated)

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(170,766)	$(866,282)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,479	94
Common stock issued or issuable for services	115,550	537,153
Gain on settlement of notes payable and vendor liabilities	(257,775)	(12,874)
Changes in operating assets and liabilities:
Accounts receivable	(5,866)	-
Inventory	(157,523)	-
Prepaid expenses	(6,500)	-
Accounts payable	(19,436)	(15,268)
Accounts payable – related party	(34,623)	26,128
Accrued expenses	65,737	264,752
Net cash used in operating activities	(458,723)	(66,297)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	400,000	21,000
Proceeds from advances of related parties	17,579	45,448
Proceeds from the issuance of long-term note payable	310,830	5,000
Repayments of short-term note payable	(264,333)	-
Net cash provided by financing activities	464,076	71,448

NET INCREASE IN CASH	5,353	5,151

CASH AT BEGINNING OF PERIOD	-	3,189

CASH AT END OF PERIOD	$5,353	$8,340

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest$		$-
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued for business acquisition	$208,333	$-
Common stock issued for settlement of related party debt	$42,327	$18,000
Common stock issued for settlement of accounts payable and accrued liabilities	$372,452	$63,462

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NMI HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

NOTE 1 - BASIS OF PRESENTATION

The financial information included herein is unaudited and has been prepared consistent with generally accepted accounting principles for interim financial information and with the instructions to Form 10 and Article 8, Rule 8.03 of Regulation S-K. Accordingly, these financial statements do not include all information required by generally accepted accounting principles for annual financial statements. These statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10 for the year ended December 31, 2015, as provided elsewhere in this filing, from which the balance sheet information as of that date is derived. These interim financial statements contain all adjustments necessary in the opinion of management for a fair statement of results for the interim periods presented.

The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the full year.

Certain minor reclassifications in prior period amounts have been made to conform to the current period presentation.

Intangibles

The Company amortizes intangible assets over their estimated useful lives. Such intangible assets were recognized in the purchase of Sterling Sports LLC to accommodate the underlying value of future cash flows to be generated from a contract established with a major fabric manufacturer.

Impairment of Long-Lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal. There were no impairments to long-lived assets during 2016 or 2015.

Goodwill

Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis at the end of each fiscal year, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and marketplace date. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350.

NOTE 2 – GOING CONCERN

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, in addition to a working capital deficiency at June 30, 2016, the Company has incurred negative cash flow from operations and losses which have substantially increased its operating deficit at June 30, 2016. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern will be dependent upon economic developments and the success of management's plans as set forth below, which cannot be assured. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.  Management and board members are continuing to discuss other alternative financing options, but no definitive proposals or agreements have been reached.

The foregoing notwithstanding, management does not believe the Company currently has sufficient capital to sustain its planned business activities for the next twelve months following the issuance of these financial statements. Accordingly, while management has historically been successful generating sufficient funds to sustain operations, there is no assurance that they will continue to do so. Nevertheless, the Company may seek additional capital to sustain its operations, either through equity or loans, possibly unsecured, until such time as its operations are self-sustaining.  These funds will be required to continue the Company’s efforts to generate sales of its products and to provide sufficient working capital to meet the expected sales demand.

NOTE 3 –SIGNIFICANT TRANSACTIONS (RESTATED)

A note payable of $568,541 and accrued interest of $63,137 at December 31, 2015 (See Note 6 – Litigation in the Audited Financial Statements for the year ended December 31, 2015, included elsewhere in this Form 10) was settled in February 2016 for $393,000 with an initial payment of $200,000 and three instalments of $64,333 payable in three month increments beginning May 1, 2016. Two instalments have been made and a third is due on November 1, 2016. This resulted in a gain on the settlement of notes payable recognized of $238,678.

A lawsuit against the Company maintained by a former employee (See Note 6 – Litigation in the Audited Financial Statements of December 2015 included elsewhere in this Form 10) was also settled in February 2016 for $40,000 in fair value for which a loss on the settlement of the notes payable of $2,500 was recognized.

In addition, the Company generated $21,597 in gains from settlement with certain vendors which is classified under the caption, general and administrative expenses in the statements of operations.

An individual investor acquired 6,000,000 common shares in a private placement during February 2016 for $250,000 in cash proceeds and in March 2016 the same shareholder acquired 3,000,000 common shares for $150,000 in cash proceeds.

During the six months ended June 30, 2016, the Company received unsecured cash advances from a significant shareholder of $310,830 which the Company agreed to convert to a three year note with an annual interest rate of 6% effective May 24, 2016. During the same period, a significant shareholder provided unsecured advances to the Company in the amount of $17,579.

Also in April 2016, the Company issued 5,675,961 restricted common shares to settle accounts payable and accrued liabilities of $372,452 at December 31, 2015, largely accrued payroll. In addition, a related party advance and accounts payable to related parties totaling $42,327 at December 31, 2015 were settled with 423,267 restricted common shares.

5,000,000 shares of common stock were issued in conjunction with the business acquisition as discussed below.

Finally in April, 100,000 restricted common shares were issued to settle a 2016 expense at a fair value of $5,000.

In March 2016 the Company acquired Sterling Sports LLC in a non-cash transaction for 5,000,000 common shares of NMI Health, Inc. The fair value of the common shares was determined to be $208,333 and this purchase price was provisionally allocated to the fair value of the contract that Sterling Sports LLC maintains with a major fabric manufacturer of $196,902, inventory and other assets with a fair value of $32,552 and accounts payable and other liabilities of $22,869. The balance of the purchase price was allocated to goodwill, $1,748. The contract provides a royalty fee be paid by a certain towel company. The future royalty profits from their sales, net of estimated expenses, has been projected under the terms of the contract and the derivative value from this stream of net profits is calculated at $196,902. The contract value is being amortized over the remaining life of the contract on a straight line basis.

Revenues and the related net loss are reported below for Sterling Sports LLC from the acquisition date, March 7, 2016 through June 30, 2016:

Revenues                                $ 15,897

Net loss                                   $ 54,242

Unaudited pro forma results of operations data for six months ended June 30, 2016 are shown below as if the Company and Sterling Sports LLC had been combined on January 1, 2016. The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of these entities, and are not necessarily indicative of the results that would have occurred if the business combinations had been in effect on the date indicated, or which may result in the future.

For the six months ended June 30, 2016

Sales	$18,627
Cost of goods sold	(11,984)
GROSS PROFIT	6,643

OPERATING EXPENSES
Research and development	34,574
General and administrative	380,344
Total operating expenses	414,918
OTHER INCOME	227,055

NET LOSS	$(181,220)

NOTE 4 – CONTINGENCIES

On March 5, 2012, the Company received a complaint from a certain attorney seeking collection of his invoices, plus interest and litigation expenses of $167,167. The Company does not believe the claim has any merit. The claim, Case No. 110907934 DC, was filed in the Second District Court of Weber County in the State of Utah. The Company has already recognized $15,763 as a liability at December 31, 2015. The Discovery process has been completed. Our summary dismissal motion was granted on May 5, 2016 to dismiss all charges dated four years prior to his Complaint date. As a result, the remaining Complaint amount would be the $15,763 which is already accrued. Nevertheless, the case is ongoing.

 NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through August 19, 2016, the date these financial statements were available to be issued, and has not identified and reportable events other than the following:

Subsequent to June 30, 2016, the Company received cash advances from a significant shareholder of $65,488.

NOTE 6: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The restatement reflects adjustments to correct errors identified by management related to the Company’s expense recognition of employment contracts that were initiated during the year ended December 31, 2015. The effect of the restatement was material on the Company’s Balance Sheets, Income Statement and Statement of Cash Flows for all reportable periods in 2015. The nature and impact of this adjustment is described below.

Employment contract awards spanning multiple years require recognition of share-based awards over the service periods based upon the stock’s value on the date of the award even though the contract stipulates that such shares are not issuable until completion of the contract term.

The Company signed an employment agreement with Mr. Suydam effective January 1, 2015 for a three year term. The agreement calls for an annual salary of $180,000 and includes a signing bonus of 400,000 shares, with an additional 1,500,000 shares issued on completion of two years of service and a final 1,500,000 shares issued on completion of three years of service. The agreement also includes an allowance of $1,500 per month towards health insurance premiums, four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

The Company signed an employment agreement with Mr. Marx effective January 1, 2015 for a two year term. The agreement calls for an annual salary of $100,000 and includes a signing bonus of 225,000 shares, with an additional 750,000 shares issued on completion of one year of service, 850,000 shares issued on completion of two years of service and 850,000 shares issued on completion of three years of service. The agreement also includes four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

During October 2016, the Company determined that it failed to properly account for the shares granted under these agreements except for the signing bonus shares. The aggregate fair value of the 4,600,000 shares was determined to be $719,400 and it is being recognized over the service periods. During the year ended December 31, 2015, $320,100 was recognized. For the six months ended June 30, 2016, $110,550 in expense was recognized. The financial statements presented herein have been restated to correct this error.

The following tables present the impact of the restatement:

Consolidated Statements of Operations for the six months ended June 30, 2016:

	As Reported	Adjustment	As Restated
Operating expenses	$ (293,914)	$(110,550)	$ (404,464)
Loss from operations	(287,271)	(110,550)	(397,821)
Net loss	(70,670)	(110,550)	(181,220)
Basic and diluted loss per common share	$ (0.00)	$ (.01)	$ (0.01)

NMI HEALTH, INC.
UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2016
(RESTATED)

	Sterling Sports LLC	NMI Health, Inc.	Pro Forma Adjustments	Pro Forma Combined
Revenue	$-	$18,627	$–	$18,627
Cost of goods sold	-	(11,984)	--	(11,984)

Research and development	-	34,575	--	34,575
General and administrative expenses	10,454	369,889	–	380,343
Operating income (loss)	(10,454)	(397,821)	–	(408,275)

Other expense
Interest expense	--	(9,123)	--	(9,123)
Other (expense) income	--	236,178	--	236,178
Other income (expense)	--	227,055	–	227,055

Net loss	$(10,454)	$ (170,766)	$--	$ (181,220)

Net loss per share, basic and diluted	$(0.01)	$(0.01)	$ .01	$ (0.01)

Weighted average number of shares outstanding (1) (2)	904,478	33,002,823	1,760,357	35,667,658

The accompanying notes are an integral part of these unaudited pro forma financial statements

1.
The weighted average number of common shares is based on each company's ordinary shares outstanding during the period. The weighted average number of common shares for the combined company is based on the shares outstanding in NMI Health, Inc. at June 30, 2016 with the 5,000,000 shares that have been issued in the transaction as issued at January 1, 2016.

2.	The weighted average number of common shares as an adjustment is based on the shares that have been issued in the transaction.

NMI HEALTH, INC.
UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015 AND
STERLING SPORTS LLC FOR THE PERIOD FROM OCTOBER 6, 2015 (INCEPTION) THROUGH DECEMBER 31, 2015
(RESTATED)

	Sterling Sports LLC	NMI Health, Inc.	Pro Forma Adjustments	Pro Forma Combined
Revenue	$1,949	$51,545	$–	$53,494
Cost of goods sold	(674)	(53,075)	--	(53,749)

Research and development	23,338	--	--	23,338
General and administrative expenses	77,244	1,104,865	–	1,182,109
Operating income (loss)	(99,307)	(1,106,395)	–	(1,205,702)

Other expense
Interest expense	--	(36,028)	--	(36,028)
Other (expense) income	--	7,185	--	7,185
Other income (expense)	--	(28,843)	–	(28,843)

Net loss	(99,307)	$ (1,135,238)	$--	$ (1,234,545)

Net loss per share, basic and diluted	$(0.12)	$ (0.05)	$0.13	$ (0.04)

Weighted average number of shares outstanding (1) (2)	851,163	23,251,040	4,148,837	28,251,040

The accompanying notes are an integral part of these unaudited pro forma financial statements

1.
The weighted average number of common shares is based on each company's ordinary shares outstanding during the period. The weighted average number of ordinary shares for the combined company is based on the shares outstanding in NMI Health, Inc. with the 5,000,000 shares that have been issued in the transaction as issued at January 1, 2015.

2.	The weighted average number of common shares as an adjustment is based on the shares that have been issued in the transaction.

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma combined financial statements above give effect to the acquisition by NMI Health, Inc. (the "Company"), of Sterling Sports LLC, a company incorporated under the laws of Florida. As a result of the purchase, the Company issued 5,000,000 shares of its common stock in exchange for all the issued and outstanding shares of Sterling Sports LLC. Sterling Sports LLC is a wholly owned subsidiary of the Company as a result of the purchase (the "Transaction").

As the owners and management of the Company obtained voting and operating control of Sterling Sports LLC as a result of the closing of this Transaction, Sterling Sports LLC assets, liabilities and results of operations will be included in the historical financial statements of NMI Health, Inc. and such assets, liabilities and results of operations will be consolidated with NMI Health, Inc., effective as of March 7, 2016, the date of the closing of the Transaction. Purchase accounting principles have been applied to the Transaction. The purchase price assigned to the Transaction reflects the fair value of $208,333 and has been allocated to the fair value of the contract that Sterling Sports LLC maintains with a major fabric manufacturer of $196,902, inventory and other assets with a fair value of $32,552 and accounts payable and other liabilities of $22,869. The balance of the purchase price was allocated to goodwill, $1,748. The value assigned to the contract was based upon the future cash flow derived from a contract established with Cambridge Towel Company of Ontario, Canada whereby the five year contract essentially requires payment of a royalty fee to the Company beginning November, 2015.

The unaudited combined statements of operations for the six months period ended June 30, 2016 and the year ended December 31, 2015 presented herein give effect to the Transaction as if it had occurred at the beginning of such period, and include certain adjustments that are directly attributable to the Transaction, which are expected to have a continuing impact on NMI Health, Inc., and are factually supportable, as summarized in the accompanying notes.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods, or the results that actually would have been realized had NMI Health, Inc. and Sterling Sports LLC been a combined company during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of NMI Health, Inc. and Sterling Sports LLC included elsewhere in this Form 10.

The financial information included herein is unaudited and has been prepared consistent with generally accepted accounting principles for interim financial information and with the instructions to Form 10 and Article 8, Rule 8.03 of Regulation S-K. Accordingly, these financial statements do not include all information required by generally accepted accounting principles for annual financial statements. These statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10 for the year ended December 31, 2015, as provided elsewhere in this filing. The financial statements contain all adjustments necessary in the opinion of management for a fair statement of results for the periods presented.

The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the full year.

The unaudited pro forma combined financial statements of operations for the periods presented give effect to the purchase of Sterling Sports LLC as if the transaction had occurred at the beginning of such periods and includes certain adjustments that are directly attributable to the transaction which are expected to have a continuing impact on the Company, and are factually supportable, as summarized in the accompanying notes.

NOTE 2: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The restatement reflects adjustments to correct errors identified by management related to the Company’s expense recognition of employment contracts that were initiated during the year ended December 31, 2015. The effect of the restatement was material on the Company’s Balance Sheets, Income Statement and Statement of Cash Flows for all reportable periods in 2015. The nature and impact of this adjustment is described below.

Employment contract awards spanning multiple years require recognition of share-based awards over the service periods based upon the stock’s value on the date of the award even though the contract stipulates that such shares are not issuable until completion of the contract term.

The Company signed an employment agreement with Mr. Suydam effective January 1, 2015 for a three year term. The agreement calls for an annual salary of $180,000 and includes a signing bonus of 400,000 shares, with an additional 1,500,000 shares issued on completion of two years of service and a final 1,500,000 shares issued on completion of three years of service. The agreement also includes an allowance of $1,500 per month towards health insurance premiums, four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

The Company signed an employment agreement with Mr. Marx effective January 1, 2015 for a two year term. The agreement calls for an annual salary of $100,000 and includes a signing bonus of 225,000 shares, with an additional 750,000 shares issued on completion of one year of service, 850,000 shares issued on completion of two years of service and 850,000 shares issued on completion of three years of service. The agreement also includes four weeks of paid vacation and provisions for payment of the full contract term, including share bonuses, in the event of a change of control of the Company.

During October 2016, the Company determined that it failed to properly account for the shares granted under these agreements except for the signing bonus shares. The aggregate fair value of the 4,600,000 shares was determined to be $719,400 and it is being recognized over the service periods. During the year ended December 31, 2015, $320,100 was recognized. The financial statements presented herein have been restated to correct this error.

The following tables present the impact of the restatement:

Pro Forma Combined Statements of Operations for the six months ended June 30, 2016:

	As Reported	Adjustment	As Restated
Operating expenses	$ (304,368)	$(110,550)	$ (414,918)
Loss from operations	(297,725)	(110,550)	(408,275)
Net loss	(70,670)	(110,550)	(181,220)
Basic and diluted loss per common share	$ (0.00)	$ (.01)	$ (0.01)

Pro Forma Combined Statements of Operations for the year ended December 31, 2015:

	As Reported	Adjustment	As Restated
Operating expenses	$ (922,847)	$(282,600)	$ (1,205,447)
Loss from operations	(923,102)	(282,600)	(1,205,702)
Net loss	(951,945)	(282,600)	(1,234,545)
Basic and diluted loss per common share	$ (0.03)	$ (.01)	$ (0.04)